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                                                                EXHIBIT 23(p)(2)
                        CENTURY CAPITAL MANAGEMENT, INC.

                                 Code of Ethics


        The Century Capital Management Code of Ethics is designed to avoid actual or apparent conflicts of interest between personal transactions and the business of the Adviser and to avoid practices which are not consistent with fiduciary responsibilities. Such fiduciary responsibilities include: (a) the duty at all times to place the Adviser's client's interests first, (b) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in a manner which avoids any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility, and (c) the fundamental standard that Adviser personnel should not take inappropriate advantage of their positions. The Code of Ethics governs personal investment activities and provides reporting requirements.

Section 1 - Definitions

1.  Definitions

    (a) "Access Person" means any director, officer, or Advisory Person of the Adviser.

    (b) "Adviser" means Century Capital Management, Inc.

    (c) "Advisory Person" means (i) any employee of the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by the Adviser for its client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Adviser who obtains information concerning recommendations made to the Adviser with regard to the purchase or sale of a Security.

    (d) "Approval" means the approval of the Chairman of the Trustees of the Fund or, should the Chairman be the Access Person seeking Approval, by the Senior Disinterested Trustee of the Fund, in either case applying the standard that granting such Approval would be consistent with the interests of the Fund and its shareholders.

    (e) A Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

    (f) "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
        Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities which an Access Person has or acquires.

    (g) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

    (h) "Disinterested Trustee" means a Trustee of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Adviser Act.

    (i) "Purchase or sale of a Security" includes, inter alia, the writing of an option to purchase or sell a Security.

    (j) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as are so designated by the Trustees of the Fund.

    (k) "Security held or to be acquired" means any Security which, within the most recent 15 days, (i) is or has been held by the Fund, or (ii) is being or has been considered by the fund for purchase by the Fund.

Section 2 - Exempted Transactions

2.  Exempted Transactions

    The prohibitions of Section 3 of this Code shall not apply to:

    (a) Purchases or sales of Securities effected in any account over which the Access Person has no direct or indirect influence or control.

    (b) Purchases or sales of Securities which are not eligible for purchase or sale by the Adviser for its clients or are broadly-based traded options or futures.

    (c) Purchases or sales of Securities which are non-volitional on the part of either the Access Person, or the Adviser for its clients.

    (d) Purchases or sales of Securities which are part of an automatic dividend reinvestment plan.

    (e) Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

    (f) Purchases or sales of Securities which receive prior written Approval because economic harm to the Adviser's clients from such transactions is only remotely potential, because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to Securities to be purchased, sold or held by the Adviser for its clients.

Section 3 - Prohibitions

3.1 Prohibited Purchases and Sales

    No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he or she knows or should have known at the time of such purchase or sale:

    (a) is being considered for purchase or sale by the Adviser for its clients; or

    (b) is being purchased or sold by the Adviser for its clients, or otherwise is the subject of a pending "buy" or "sell" order placed on behalf of the Adviser for its clients.

3.2 Other Prohibited Personal Investment Activity

       In addition to the prohibitions described in Section 3.1 above, no Access
Person:

    (a) shall purchase, directly or indirectly, any Security in the initial public offering of such Security;

    (b) shall purchase or sell, directly or indirectly, any Security in a private placement, unless the Access Person shall have received prior to such purchase or sale from the Chairman of the Board of the Adviser written approval describing the proposed purchase and sale and such approval shall include the signed undertaking of the Access Person to disclose again such purchase and sale in the future if and when the Access Person is involved in the Adviser's consideration for its clients of an investment in any Securities of that issuer;

    (c) during a period beginning seven days before and ending seven days after the date of any purchase or sale by the Adviser for its clients of a Security, shall purchase or sell, directly or indirectly, such Security, and, if the Access Person purchases or sells a Security in violation of this Section 3.2(c), any profit obtained thereby shall be disgorged to the Adviser for its clients;

    (d) shall obtain any profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within any 60 calendar day period, and if the Access Person obtains any profit in violation of this Section 3.2(d), it shall be disgorged to the Adviser for its clients; provided, however, that this Section 3.2(d) shall not apply to any two or more trades within a 60-day period entered into for personal tax purposes if the Access Person obtains written Approval prior to making the first such trade;

    (e) shall receive any gift or other thing, of more than de minimus value, from any person or entity that does business with or on behalf of the Adviser for its clients unless the Access Person obtains prior written Approval; and

    (f) shall serve on the Board of Directors of any publicly-traded company which is the issuer of any Security, unless the Access Person obtains prior written Approval.

Section 4 - Reporting

4.  Reporting

    (a) Every Access Person shall report to the Adviser the information described in Section 4(c) of this Code with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

    (b) Notwithstanding Section 4(a) of this Code, an Access Person need not make a report where the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940.

    (c) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

        (i) The date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

       (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

       (iii) The price at which the transaction was effected; and

       (iv) The name of the broker, dealer or bank with or through whom the transaction was effected.

    (d) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

    (e) A report may be in the form of a copy of the standard brokerage account statement of the affected Access Person, as long as it provides the information described in Section 4(c).

Section 5 - Sanctions

5.  Sanctions

       Upon discovering a violation of this Code, the Adviser may impose such sanctions as it deems appropriate, including inter alia, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the board of Directors or Trustees of any investment company with respect to whose securities the violations occurred.


Effective Date:  December 16, 1994